Exhibit 99.1

          DRI Corporation Announces Preliminary Second Quarter Results

     --   Second Quarter Sales Reach Record High

     --   Second Quarter Results Mark Seventh Period of Consecutive Improvement

     -- Friedland Conference (Atlantic City) Participation Slated on July 16 at 11 a.m. (Eastern) to Help Increase Public Awareness

     DALLAS--(BUSINESS WIRE)--July 13, 2007--DRI Corporation (formerly known as Digital Recorders, Inc.) (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that second quarter sales are expected to exceed approximately $14.5 million, as compared to $13.6 million posted for the same period a year ago.

     "Our record high revenue and improved operating results in second quarter 2007 mark the seventh consecutive period of improvement when compared to same quarter of the prior year. Our internal work to reduce costs and expenses, combined with our increasing revenue, is continuing to help build the trend toward a profitable fiscal year 2007. Our backlog also is strong, further underscoring that trend," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

     On or about Aug. 14, 2007, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the period ended June 30, 2007.

     FINANCIAL CONFERENCE CALENDAR

     DRI management is increasing its investor relations work to help increase public awareness of the Company's value. Management plans to present the DRI story, including commentary on the Company's served markets, opportunities, products and services, and historical financial information, at the following financial conferences and in private meetings:

     -- Friedland Investment Events LLC's Global Equities Conference, July 15-17, 2007, Bally's Atlantic City, Atlantic City, N.J. - The Company's conference presentation is slated on July 16 at 11 a.m. (Eastern). The conference is open to analysts, brokers, portfolio and fund managers, institutional investors, and other members of the financial community. For more information about Friedland Investment Events LLC, visit www.friedlandevents.com.

     -- RedChip Small-Cap Investor Conference, Aug. 16-17, 2007, Waldorf Astoria, New York - The Company's conference presentation is slated on Aug. 17 at 10:30 a.m. (Eastern). The conference is open to investment bankers, fund managers, institutional and accredited investors, research analysts, and high net worth individuals. However, investors from all over the world will be able to see and hear conference presenters in real time at http://www.redchip.com.

     For more information about DRI's planned financial and transit industry conferences, review the "Calendar of Events" section within Company's Web site, www.digrec.com.

     ABOUT THE COMPANY

     DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

     FORWARD-LOOKING STATEMENTS

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, statements about the expected outcome of the Company's backlog of orders and revenue trends, statements concerning the DRI senior management team's participation in financial conferences and private meetings, any impact on the Company's perceived value as a result of participation in financial conferences and private meetings, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties pertaining to the timing or amount of future revenues, the expected outcome of the Company's backlog of orders and revenue trends, and that the anticipated outcome of the DRI senior management team's participation in financial conferences and private meetings may not prove beneficial to the Company or increase its perceived value, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


     CONTACT: Veronica B. Marks
              Manager, Corporate Communications
              DRI Corporation
              Phone: (214) 378-4776
              Fax: (214) 378-8437
              E-Mail: veronicam@digrec.com